SEARCHLIGHT MINERALS CORP. ANNOUNCES

CLOSING OF $15,098,245 PRIVATE PLACEMENT AND

AMENDMENTS TO CERTAIN OUTSTANDING WARRANTS

HENDERSON, Nevada (November 13, 2009) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”), an exploration stage minerals company focused on precious metals projects in the southwestern United States, today announced that it has completed a private placement of securities to certain accredited investors, resulting in aggregate gross proceeds to the Company of $15,098,245, before payment of placement agent commissions and other offering expenses.  In addition, the Company today announced that, immediately prior to the closing of the private placement, the term and exercise price of certain of its outstanding warrants were amended.

The Private Placement

On November 12, 2009, the Company closed the sale of 12,078,596 units (“Units”) at a purchase price per Unit of $1.25, for aggregate gross proceeds to the Company of approximately $15,098,245.  Each Unit consists of one share of common stock and one half share of common stock purchase warrant (“Warrant”).  Each Warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $1.85 per share for a period of 3 years.  The Company has committed to file a registration statement with the Securities and Exchange Commission (the “Commission”) within 30 days to cover the resale of the shares of common stock issued pursuant to the private placement and the shares of common stock issuable upon exercise of the Warrants.  The Company intends to use the net proceeds from the private placement for general corporate purposes.

“We are very pleased to welcome those who have joined our family of stockholders as a result of this private placement, and we express our appreciation to certain existing stockholders who participated in the financing,” stated Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp.  “We are also pleased to announce that Nanominerals Corp., one of our principal stockholders, was a participant in the private placement.”

Dahlman Rose & Company, LLC served as sole placement agent for the private placement.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.  This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Amendments to Certain Outstanding Warrants

On November 12, 2009, immediately prior to the closing of the private placement, the Company amended the term and exercise price of certain common stock purchase warrants issued in connection with the Company’s February 23, 2007, March 22, 2007, December 26, 2007 and February 7, 2008 private placements (the “Outstanding Warrants”).

Prior to the amendments, the Outstanding Warrants expired at various times between December 26, 2009 and March 1, 2010 and had an exercise price of $2.40 per share.  The Company has amended the terms of the Outstanding Warrants as follows:

1.	The expiration date of the Outstanding Warrants has been extended to November 12, 2012; and

2.	The exercise price of the Outstanding Warrants has been reduced to $1.85 per share.

Pursuant to the Company’s registration statement on Form S-1/A, (File No. 333-132929), which was declared effective by the Commission on October 2, 2009, certain of the shares of common stock issuable upon exercise of the Outstanding Warrants have been registered for resale.  However, due to the amendments mentioned above, the registration statement cannot be relied upon until the Company has filed with the Commission, and the Commission has declared effective, a post-effective amendment to the registration statement.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a minerals exploration company focused on the acquisition and development of projects in the southwestern United States.  The Company is currently involved in two projects:  (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ores mined at the United Verde Copper Mine in Jerome, Arizona; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Slag Project is the more advanced of the two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission.  When used in this Press Release in discussing the private placement, the amendments to the warrants or the Company’s ongoing projects, including, without limitation, the manner in which the Company intends to use of proceeds of the private placement and the filing of a post-effective amendment to the registration statement, the words such as “intend,” “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to changes in the Company’s business strategy, the Company’s response to competitive pressures, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates, uncertainty whether the results from the Company’s feasibility studies and the results from the operation of the production module are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com